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                                                                    EXHIBIT 99.1

                                                                  PRESS RELEASE


                                             Contact:           T. Scott O'Keefe
                                                        Sr. Vice President & CFO
                                                                  (281) 243-3000
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                                NYSE SYMBOL: MRL

          MARINE DRILLING COMPANIES, INC. UPDATES STATUS OF MARINE 500

SUGAR LAND, TEXAS, SEPTEMBER 1, 2000--Marine Drilling Companies, Inc. (NYSE:
MRL) today announced it has received notice from Chevron Australia Pty Ltd. of their near-term drilling plans for the Marine 500. Chevron indicated that the consortium currently plans to utilize the Marine 500 through February 2001 after which they intend to exercise their termination rights under the drilling contract.

The contract provides that the consortium can terminate the contract at any time after January 1, 2001 in exchange for early termination payments through December 31, 2001. The termination payments will be equal to the lesser of $95,890 per day or that amount that results in Marine realizing a daily operating margin of approximately $127,500 when working for future customers.

Jan Rask, president and chief executive officer of Marine, said, "We have enjoyed working with Chevron and its predecessor West Australia Petroleum Pty Ltd. and are pleased that they have provided us with ample time to market the Marine 500. We are optimistic about the future market for the Marine 500 especially since all semi-submersibles in the world capable of working at 5,000 feet are today contracted. As a result of the termination payment subsidy, we can market the rig after termination for as little as $65,000 per day and still maintain the same operating margin we were receiving under the contract with Chevron."

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities or events the company believes will or may occur in the future are forward-looking statements. Such statements are subject to a number of uncertainties that are discussed in the company's most recent Forms 10-K and 10-Q and in the "Risk Factors" section of the Company's registration statement on Form S-3, as amended on August 14, 2000. Investors are cautioned that actual results may differ materially from those projected in the forward-looking statements.

Marine Drilling Companies, Inc. is an offshore drilling contractor with a fleet of 17 offshore drilling rigs and one jack-up rig currently configured as an accommodation unit. The drilling rig fleet, operating in the U.S. Gulf of Mexico and selected international markets, consists of 15 jackups and two deep-water semi-submersibles.


          For online information about Marine Drilling Companies, Inc.
                              visit www.mardril.com

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